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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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April 11, 2013

Dear Fellow Superior Shareholder:

At the upcoming 2013 Annual Meeting of Shareholders of Superior Industries International, Inc., you will be asked to determine whether Superior should continue executing its proven strategy to enhance shareholder value for all shareholders by electing your board’s nominee, or whether an individual, nominated by an outside shareholder group, who has never served on a public company board, and moreover, who has no operational, manufacturing, or international automotive industry experience, should be elected to your board.

While your board and management team greatly respect and value the input of our shareholders on Superior’s business and the composition of your board, for the reasons stated in this letter, we believe that the nominee put forth by GAMCO Asset Management Inc., an investment firm run by Mario Gabelli, lacks the necessary qualifications that our shareholders should expect from a director nominee.

Enclosed you will find the Company’s proxy materials for the Annual Meeting. This is a very important meeting, and we encourage you to read this material carefully and protect the value of your investment by voting FOR your board’s highly-qualified nominee, and experienced board member, Sheldon I. Ausman, on the enclosed WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Superior also strongly urges you to reject the individual nominated by GAMCO. If GAMCO is successful in its efforts, we strongly believe that its nominee would compromise and disrupt the functionality of your board and hamper its ability to continue to focus on growing shareholder value through current actions that are underway and are designed to deliver long-term business performance. The company has formulated this conclusion based on the nominee’s lack of public company board experience, lack of any operational or manufacturing experience and lack of experience in the global automotive industry.

We urge you to disregard and discard any BLUE proxy card or voting instruction card you may receive from GAMCO and to sign and return only the enclosed WHITE proxy card. Any vote on GAMCO’s BLUE proxy card will cancel any proxy previously given to Superior. Therefore, if you previously signed a BLUE proxy card sent to you by GAMCO, please revoke that BLUE GAMCO proxy card by voting for your board’s nominee on a new WHITE proxy card. Only your last proxy card will count.

Your Board Has a Proven Track Record of Strong Performance

and Returning Value to Shareholders

Your board of directors and management team have a proven track record of strong performance, with outstanding shareholder returns. Over the last five years, Superior’s stock has outperformed both the Dow Jones U.S. Index and the Dow Jones U.S. Auto Parts Index, as evidenced by the chart below:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Superior Industries International, Inc., the Dow Jones US Index, and the Dow Jones US Auto Parts Index

$160
$140
$120
$100
$80
$60
$40
$20
$0
12/07
12/08
12/09
12/10
12/11
12/12
Superior Industries International, Inc.
Dow Jones US
Dow Jones US Auto Parts

*Assumes the value of the investment in Superior Industries International common stock and each index was $100 on December 31, 2007 and that all dividends were reinvested.

Copyright© 2013 Dow Jones & Co. All rights reserved.

Despite the challenging economic environment of the past five years, Superior has nearly doubled its net sales to $821 million for fiscal 2012 from a low of $419 million for fiscal 2009. In addition, Superior increased its net income by $125 million to $31 million for fiscal 2012, from a $94 million loss for fiscal 2009.

Superior also continues to generate strong cash flow from operations. Superior generated $66 million in cash from operating activities for fiscal 2012. The Company has a strong and healthy balance sheet, allowing it to invest for future growth and to return capital to its shareholders in the form of dividends, while maintaining sufficient liquidity to weather downturns in the cyclical automotive industry.

As a result of this continued strong performance, Superior has returned a total of $103.6 million, equal to $3.68 per share, to investors in cash dividends over the past five years, including maintaining the dividend throughout the Great Recession. Superior’s dividend yield of 3.4% was the highest in its automotive supplier peer group when measured on its most recent dividend announcement date. This attractive yield compares to an average dividend yield of 2.5% for all other peer group dividend payers and 0.9% for the entire automotive supplier group, many of whom pay no dividend at all.

Your Board Has a Sound Strategy to Expand Superior’s Business

and Enhance Shareholder Value

Superior has a long history and proven strategy for driving shareholder value by investing in world-class production capacity, conservatively managing its balance sheet to weather cyclical downturns and returning capital to its shareholders. While many participants in Superior’s industry have struggled or filed for bankruptcy over the past five years, Superior has invested for the future and steadily maintained a leading dividend return for its shareholders.

Over the past twelve months, your board has taken concrete actions to ensure that Superior will be well positioned for continued success and enhancing value for all of its shareholders. Last month, Superior announced it will strategically invest $125 million to $135 million to construct and equip a new manufacturing facility in Mexico, which is expected to have an initial capacity to produce between 2 million and 2.5 million wheels per year. Once completed, this investment will enable Superior to maintain its leading position in North America and participate in the widely anticipated continued growth of the North American automotive market. The new facility will add modern production capacity capable of meeting increasingly more complex product requirements, and will further lower Superior’s overall unit production cost. We also announced plans to make further investments to improve process capability and operating efficiencies in our existing operations in both the U.S. and Mexico. The Company invested $23 million in capital improvements in 2012, a more than 30% increase over the prior year, and expects to further increase the pace of reinvestment at our current facilities in 2013.

In addition to these operational initiatives, Superior recently announced a $30 million share repurchase program to return greater value to shareholders in addition to the regular quarterly dividend payments. With a further focus on enhancing shareholder returns, Superior accelerated the payment of all 2013 regular dividends into December 2012 in order to mitigate the negative impact to shareholders of the 2013 dividend tax increase.

We Have the Right Board and Management Team

to Execute Our Proven Business Strategy

Our board nominees and continuing directors are proven business executives with significant manufacturing, operational, international, accounting and financial experience. They consist of a former Managing Partner at Arthur Andersen; the Chief Business Operations Officer for Latin America at Foxconn Electronics, the largest electronic manufacturing services company in the world; the former CEO and chairman of Allen Telecom Inc., a former NYSE listed company; the former Vice President of

Worldwide Operations of a division of Honeywell; a Managing Director at Noble Financial Capital Markets; and Superior’s current CEO.

All of the board nominees and continuing directors have experience on other public company boards. In addition, as we continually strive to maintain a balance between valued experience and fresh perspectives, three of our six director nominees and continuing directors were newly elected to your board since 2007.

Your board has also taken action to increase its accountability to shareholders by proposing a declassification of the board at this year’s Annual Meeting, providing for the annual election of all directors.

While we believe your board has proven that it has the vision, skills and willingness to develop and execute on a strategy to position Superior for continued success, your board’s Nominating and Corporate Governance Committee is committed to identifying and nominating a qualified individual who would strengthen your board. For the reasons stated below, we do not believe that Walter M. Schenker, the individual nominated by GAMCO, is qualified to serve on your board and, in fact, believe that he would impair its effectiveness.

The GAMCO Nominee Could Jeopardize Superior’s Momentum and Success

Superior continues to perform well and to provide attractive returns for investors through initiatives such as its recently-announced share repurchase program, its dividend program and plans to construct a new manufacturing facility in Mexico. Your board and management team are committed to continuing such initiatives and to maximizing long-term shareholder value. The steps taken by GAMCO to nominate a director whom the board carefully considered is already proving distracting and costly to the Company, contrary to enhancing shareholder value. We believe that the election of GAMCO’s nominee would jeopardize Superior’s momentum and success, and further harm shareholder value, because:

•	GAMCO’s nominee has no public-company board experience: As such, Mr. Shenker has no experience overseeing management or directly developing or implementing strategies to enhance long-term shareholder value. We believe that you, our shareholders, deserve experienced board members.

•	GAMCO’s nominee has no operational experience, no international business experience, and no recent experience in the automotive industry: Mr. Schenker lacks experience in manufacturing and international business. In addition, his only “experience” in the automotive industry was as an investment analyst covering the industry during the 1970s and 1980s. Superior and the auto industry have changed dramatically over the last 30 years.

management met with Mr. Schenker in person to determine if he would benefit shareholders by serving on your board. The board determined that he was not qualified to serve as a director on your board and that his experience would not add anything to the diversity or quality of your board. When asked to reconsider its nominee, GAMCO declined.

•	Members of Superior’s board and management met with GAMCO’s Nominee: Prior to GAMCO filing its proxy materials, members of Superior’s board and management met with Mr. Schenker in person to determine if he would benefit shareholders by serving on your board. The board determined that he was not qualified to serve as a director on your board and that his experience would not add anything to the diversity or quality of your board. When asked to reconsider its nominee, GAMCO declined.

Superior is Positioned for Continued Growth and a Bright Future

Your board and management team are committed to acting in the best interests of all Superior shareholders and have the necessary experience to continue to provide attractive returns. We are dedicated to building sustainable value for all shareholders and positioning Superior for long-term profitable growth. We are confident that the continued implementation of your board’s and management’s strategies will maximize shareholder value for the long term.

Your Vote is Important – Re-Elect Your Board’s Nominee

by Voting the WHITE Proxy Card

Your vote is important, no matter how many shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card.

If you have any questions or need any assistance voting your shares, please contact Ms. Cathy Buccieri at Superior at (818) 902-2701 or proxy2013@supind.com.

Sincerely,

Steven J. Borick

Chairman of the Board of Directors and Chief Executive Officer

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  We may from time to time make written or oral statements in this letter, the proxy statements filed with the Securities and Exchange Commission (the “Commission”) communications to shareholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales, earnings and manufacturing capacity), share repurchases, expected growth, future business plans and costs and (including capital expenditures and costs related to the new manufacturing facility). Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from such statements and from the company's historical results and experience. These factors include, but are not limited to, the risks detailed in the Company’s filings with the Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information

In connection with its solicitation of proxies for the Annual Meeting, the Company has filed with the Commission and mailed to shareholders a definitive proxy statement dated April 11, 2013, together with a WHITE proxy card. Shareholders are strongly advised to read Superior’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Superior’s definitive proxy statement and any other documents filed by Superior with the Commission for free at the Internet website maintained by the Commission at www.sec.gov or the Company’s website at www.supind.com. If you have any questions or need any assistance voting your shares, please contact Ms. Cathy Buccieri at Superior at (818) 902-2701 or proxy2013@supind.com.

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